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                                  Exhibit 10.3
                                  ------------
                                                                  EXECUTION COPY

                               STRATEGIC AGREEMENT
                                     BETWEEN
                                  NEXTLINK AND
                                   SPEEDUS.COM


     This Strategic Agreement (the "Agreement") is by and between SPEEDUS.COM, INC., a Delaware corporation, ("SPEEDUS") and NEXTLINK Communications, Inc., a Delaware corporation ("NEXTLINK") and is dated as of June 13, 1999.

WHEREAS, NEXTLINK owns and operates telecommunications facilities and is in the business of providing transport services;

WHEREAS, NEXTLINK wishes to provide transport services, collocation facilities and other support to SPEEDUS pursuant to certain terms and conditions set forth in this Agreement; and

WHEREAS, SPEEDUS wishes to have NEXTLINK provide such services and facilities;
and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties hereby mutually agree as follows:

     1. NEXTLINK as Provider of Collocation Facilities to SPEEDUS

     Pursuant to a Collocation Agreement to be entered into between SPEEDUS and NEXTLINK, in all markets where (i) SPEEDUS currently or in the future offers communications services utilizing FCC licenses currently held by SPEEDUS, as the same may be expanded in geographic scope from time to time, and (ii) NEXTLINK's premises are existing and available to support SPEEDUS's collocation requirements; NEXTLINK will make available premises for SPEEDUS's collocation purposes. Collocation premises provided by NEXTLINK will be priced at NEXTLINK's lowest then-current rates at the time the request for collocation is made.

     2. NEXTLINK as Provider of Transport Services to SPEEDUS

     Pursuant to a separate NEXTLINK Master Services Agreement ("MSA") to be entered into between SPEEDUS and NEXTLINK, in all markets where SPEEDUS currently or in the future offers communications services utilizing FCC licenses currently held by SPEEDUS, as the same may be expanded in geographic scope from time to time, and where NEXTLINK has the capability to provide intra-city transport services and can meet or exceed SPEEDUS's service requirements (which will be set forth in the MSA), NEXTLINK will provide to SPEEDUS intra-city transport capacity. NEXTLINK services will be priced at the lowest prices then offered to similarly situated intra-city transport customers of NEXTLINK. SPEEDUS's obligations under



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the MSA will be subject to its obligations under contracts existing on the date hereof, and the MSA will not require SPEEDUS to utilize NEXTLINK services where SPEEDUS currently has access to such capacity at lower cost.

     3. Cooperative Purchasing

     The parties acknowledge that some of the equipment needed by SPEEDUS to implement its business plan may be available from vendors with whom NEXTLINK acquires the same or similar equipment. NEXTLINK will use commercially reasonable efforts to allow SPEEDUS to submit purchase orders for equipment from the parties' common vendors pursuant to terms made available by such vendors to NEXTLINK, provided that SPEEDUS will be solely responsible for complying with the terms of sale established by such vendors, and NEXTLINK may terminate this obligation with respect to one or more vendors if, in its discretion, it determines that its relationship with such vendors is or may be adversely affected by this cooperative purchasing arrangement.

     4. Access to NEXTLAB

     Pursuant to a services agreement to be entered into between NEXTLINK and SPEEDUS, NEXTLINK will make its NEXTLAB facility in Plano, Texas, available to SPEEDUS on a reasonable basis to facilitate the development and testing of equipment to be used by SPEEDUS in utilizing the FCC licenses currently held by SPEEDUS in the implementation of its business plan. Access to NEXTLAB will include the exclusive use of a portion of a testing room for a period of one month per year free of charge, which room will be interconnected to and interoperable with NEXTLAB's telecommunications switch and associated equipment. NEXTLINK will also make available from time-to-time one or more of NEXTLINK's wireless engineering staff to assist in the testing and development of SPEEDUS's equipment at NEXTLAB. SPEEDUS shall pay for and deliver and provide technical personnel necessary for the temporary installation of its testing equipment in NEXTLAB. In addition, NEXTLINK shall use commercially reasonable efforts to allow SPEEDUS to participate in and/or observe the testing of LMDS equipment which NEXTLINK may test at NEXTLAB for purposes of implementing NEXTLINK's LMDS service utilizing FCC licenses currently held by NEXTLINK.

     5. Regulatory Alliance

     NEXTLINK and SPEEDUS agree to consult with one another from time to time on state and federal regulatory matters of mutual concern in their capacity as LMDS licensees and providers of wireless communications services and, where each party determines, in its sole discretion, that it is in its interest to do so, to coordinate their regulatory initiatives and otherwise collaborate and work together with respect to such matters.

     6. NEXTLINK Collocation with SPEEDUS.


     NEXTLINK will evaluate the technical feasibility and business and strategic advantages of collocation of NEXTLINK network equipment and operations at SPEEDUS's


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Brooklyn Army Terminal facility, and will send a technical team to perform an on-site survey (including a review of SPEEDUS's fiber backbone and dark fiber
IRUs) as promptly as reasonably practicable. If such collocation is technically feasible and beneficial to NEXTLINK from a business and strategic standpoint, SPEEDUS will be NEXTLINK's preferred provider of such services at such location, so long as it offers NEXTLINK price and other terms at least as favorable as those it could obtain elsewhere.

     7. Miscellaneous

     a. Term. The initial term of this Agreement shall continue for three years from the date hereof (the "Initial Term"). Thereafter, this Agreement shall be extended automatically for one year periods (each a "Subsequent Term") unless either party shall provide a notice of termination not less than three months prior to the expiration of the Initial Term or any Subsequent Term.

     b. Termination. This Agreement will terminate immediately upon termination of the Agreement to Manage and Assignment of LMDS License entered into between the parties hereto dated June 13, 1999.

     c. No Third Party Beneficiaries. Except as specifically provided herein, this Agreement does not provide and will not be construed to provide third parties, including any customer, with any remedy, claim, and cause of action or privilege.

     d. Force Majeure. Neither party will be responsible for any failure to perform any obligation or provide service hereunder because of any (i) act of God, (ii) war, riot or civil commotion, (iii) governmental acts or directives, strikes, work stoppage, or equipment or facilities shortages, in any such case which are being experienced by providers of telecommunications services, or (iv) other similar force beyond such party's reasonable control.

     e. Limited Liability. In no event will either party hereto and/or any of its affiliates be liable to or through the other party for any of the following: (i) damages caused by the other party's and/or any of its affiliates' failure to perform their obligations and responsibilities;
          (ii) claims or demands brought against the other party by third parties, other than those third party claims in respect of which such party is expressly obligated to indemnify the other party pursuant to a provision of this agreement; or (iii) except as otherwise set forth herein, any lost profits, loss of business, loss of use (or interruptions of business), lost savings, lost opportunities or other consequential, special, incidental, indirect, exemplary or punitive damages, any or all of which arise from or in connection with the delivery, use, or performance of service governed by this Agreement, even if a party and/or any of its affiliates has been advised of the possibility of such loss.


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     f.   Entire Agreement; Amendment in Writing; Severability. This Agreement
          and other agreements expressly referenced herein, constitute the entire agreement between the parties concerning the subject matter hereof and supersedes any prior agreements, representations, statements, negotiations, understandings, proposals or undertakings, oral or written, with respect to the subject matter expressly set forth herein. Any amendment or supplement to this Agreement will be in writing and duly executed by both parties. If any provision of this Agreement will be held to be illegal, invalid or unenforceable, each party agrees that such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

     g. Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the other agreements described herein.

     h. Choice of Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to choice of law.

     i. Notices. All notices or other communications to be delivered to any party under this Agreement will be in writing and will be sent by registered or certified mail, by courier or express delivery service or by facsimile, addressed or sent: (a) if to SPEEDUS: 140 58th Street, Suite 7E, Brooklyn, New York 11220, Attention: Shant S. Hovnanian, Telecopier: 718-567-4388, and (b) if to NEXTLINK: NEXTLINK Communications, Inc., 500 108th Avenue N.E., Suite 2200, Bellevue, Washington 98004; Attention: R. Bruce Easter, Jr. Esq., Telecopier:
          425-519-8910.

     j. Assignment. Neither party may assign or transfer all or any part of its rights or obligations under this Agreement without the prior written consent of the other party, which consent may be withheld for any reason. The parties acknowledge that this Agreement involves the provision by NEXTLINK of services and facilities that are personal to SPEEDUS. SPEEDUS will not resell, sublet or otherwise transfer any of the facilities or services made available to it by NEXTLINK pursuant to this Agreement or any of the other agreements described herein. For purposes of this Agreement, a change in control, merger, or sale of all or substantially all of the assets of SPEEDUS will constitute an assignment that is subject to consent pursuant to this paragraph (j).

     h. Confidentiality; Publicity. Without the prior approval of the other party, none of the parties hereto will disclose to the public or to any third party any information concerning the transactions contemplated hereby, other than disclosures to their financial, legal and other advisors and to governmental


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          authorities or the public as may, in the opinion of counsel, be required by law. Notwithstanding the foregoing, SPEEDUS and NEXTLINK will be permitted to disclose such details of the transaction contemplated hereby as may be required by law; provided that NEXTLINK will have the right to review and comment thereon prior to such disclosure.

The parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.


         SPEEDUS.COM, INC.


         By: /s/ Shant Hovnanian
             -----------------------
             Title: Chief Executive Officer


         NEXTLINK COMMUNICATIONS, INC.


         By: /s/ Scott G. Macleod
             -----------------------
             Title: Chief of Business Development


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